Exhibit 99.1
                                                                   ------------



MEREDITH CORPORATION REPORTS
FISCAL 2000 RESULTS

Company Reports Record EPS and 10 Percent EBITDA Growth
Publishing Group Achieves Strong Revenue and Profit Results

DES MOINES, Iowa -- (August 8, 2000) -- Meredith Corporation (NYSE: MDP) today reported earnings before nonrecurring items for the fiscal 2000 fourth quarter ended June 30, 2000, of $21.8 million or 42 cents per share, compared to $23.3 million or 44 cents per share in the prior-year fourth quarter. For the fiscal year, earnings before nonrecurring items were $90.1 million or $1.71 per share versus $88.2 million or $1.64 per share in the prior year.

The company reported fiscal 2000 fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $57.7 million versus $59.3 million in the prior-year quarter. For fiscal 2000, EBITDA grew 10 percent to $236.8 million from $215.2 million in the prior year. Nonrecurring items are excluded from the EBITDA numbers in both years.

As expected and previously announced, the company incurred, in the Publishing Group, a fourth quarter pre-tax charge of $10.2 million, or 12 cents per share, for circulation initiatives, Internet and e-commerce activities and development of its consumer database. It impacted corporate profit, publishing profit and EBITDA for the quarter and the year.

"Even with the fourth quarter circulation and Internet charge, publishing had a record year," said William T. Kerr, Meredith Corporation Chairman and CEO.
"Our position as the leading provider of home and family service journalism continues to serve us well."

Fourth quarter and fiscal year 2000 net earnings included a nonrecurring after-tax charge of $19.1 million or 36 cents per share for the write-down of nondeductible intangibles, severance payments and other charges primarily related to the closing of certain magazine titles announced on March 8. Net earnings for fiscal 1999 included an after-tax gain of $1.4 million, or 3 cents per share, from the first quarter sale of the net assets of the Better Homes and Gardens Real Estate Service.

Company revenues for the fiscal 2000 fourth quarter grew 5 percent to $283.7 million from $270.2 million in the prior-year quarter. Revenues for fiscal 2000 grew 6 percent to $1.10 billion versus $1.04 billion in fiscal 1999. Comparable fourth quarter and fiscal-year revenues grew 6 percent when adjusted for discontinued magazine titles and the impact of acquiring WGCL-TV, the CBS affiliate in Atlanta (prior to July 4, 2000, the station's call letters were WGNX).

Fiscal 2000 fourth quarter and year-to-date earnings include dilution of 6 cents per share and 27 cents per share, respectively, from the prior-year acquisition of the Atlanta station. In fiscal 1999, dilution related to the acquisition was 6 cents for the quarter and 8 cents from the acquisition date of March 1, 1999.

OPERATING RESULTS

PUBLISHING
----------
Fourth quarter Publishing operating profit was $31.3 million versus $31.0 million in the prior-year quarter. For the full year, operating profit grew 17 percent, to $139.9 million from $119.6 million in fiscal 1999.

Publishing revenues grew 6 percent in the fourth quarter to $210.8 million, from $198.3 million in fiscal 1999. For the full year, revenues also grew 6 percent to $817.7 million from $774.0 million in the prior year. Comparable fourth quarter and year-to-date publishing revenues increased 8 percent, when adjusted for discontinued titles.

Strong fiscal 2000 fourth quarter revenues and operating profits were reported by Better Homes and Gardens, Country Home, Renovation Style and Golf for Women magazines, along with the company's lineup of Better Homes and Gardens Special Interest Publications and Meredith Integrated Marketing.

For the fiscal year, strong revenues and operating profits were reported by Better Homes and Gardens, Country Home, Renovation Style, Successful Farming and Traditional Home magazines. The Better Homes and Gardens Special Interest Publications, Meredith Integrated Marketing and the company's book business also reported strong fiscal-year results.

"The fourth quarter and fiscal year revenue strength in our Publishing Group was broad-based. Our new titles -- specifically More and Renovation Style -- performed well in both periods, contributing to our strong revenue results. Also, we continue to add significant new integrated marketing clients," said Kerr.

Interactive Media
-----------------
Although reported in the publishing segment, Meredith is now disclosing results for its interactive media operations because of the company's planned expansion and acceleration of Internet-related efforts.

Fiscal 2000 interactive media revenues were $3.5 million versus $1.1 million last year. Operating losses were ($6.3 million), versus ($4.0 million) in fiscal 1999.

"For the fiscal 2000 fourth quarter versus the same period last year, page views for all of our sites grew 76 percent and unique visitors grew 144 percent. We also generated 240 percent more subscriptions online. Even starting from a relatively small base, this growth demonstrates the potential for significant cost savings by generating subscriptions using the Internet," said Kerr.

BROADCASTING
------------
Broadcasting Group operating profit for the fiscal 2000 fourth quarter was $16.9 million, compared to $18.6 million in the prior year. For the full year, operating profit was $59.6 million compared to $72.3 million in fiscal 1999.

Reported fourth quarter Broadcasting Group revenues were $72.9 million, compared to $72.0 million in fiscal 1999. For the year, reported Broadcasting Group revenues grew 7 percent to $279.5 million versus $262.1 million in the prior-year period. Without WGCL-TV, Broadcasting Group revenues were flat for the fiscal year. Stations reporting particularly solid operating profit and revenue results for the fourth quarter and the fiscal year included WSMV-TV
(NBC) in Nashville and WFSB-TV (CBS) in Hartford/New Haven.

"We are implementing a plan to improve our Broadcasting Group's performance," said Kerr. "The plan focuses on improving the performance of WGCL-TV, and on growing revenues and margins across the group -- particularly by boosting our sales efforts, expanding and enhancing our local news and containing costs."

OTHER
-----
Fiscal 2000 interest expense increased versus fiscal 1999 as a result of debt related to the acquisition of WGCL-TV (CBS) in Atlanta. Unallocated corporate expenses declined year-over-year primarily as a result of cost containment activities.

In addition, the company's fourth quarter and fiscal 2000 results reflect a higher income tax rate due to the write-down of nondeductible intangibles.

Meredith repurchased approximately 1.7 million shares of stock in fiscal 2000 in conjunction with the company's ongoing share repurchase program. About 1.3 million of those shares were purchased in the second half of the year. Meredith repurchased 1.1 million shares in fiscal 1999. Approximately 1.7 million shares are currently authorized for repurchase.

ABOUT MEREDITH CORPORATION
--------------------------
Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group includes more than 20 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and more than 100 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, Orlando and Portland -- and produces original television programming based on its strong brands.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, which includes 26 web sites, strategic alliances with leading specialty Internet destinations and branded anchor tenant positions on America Online.

MEREDITH CORPORATION
FISCAL 2000 FOURTH QUARTER AND FISCAL YEAR
EARNINGS PER SHARE AT A GLANCE

(Note:  All figures are adjusted for stock splits)

The chart below depicts comparable quarterly and fiscal year diluted earnings per share (EPS) before nonrecurring items and discontinued operations.


                 1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                 --------   --------   --------   --------   -----------
       F1993       .06        .09        .10        .10          .35
       F1994       .08        .13        .16        .13          .50
       F1995       .14        .19        .18        .20          .71
       F1996       .17        .22        .24        .28          .91
       F1997       .22        .31        .33        .36         1.22
       F1998       .27        .40        .37        .42         1.46
       F1999       .32        .47        .41        .44         1.64
       F2000       .34        .48        .47        .42         1.71


-- Earnings before nonrecurring items for the fiscal 2000 fourth quarter ended June 30, 2000, were 42 cents per share, compared to 44 cents per share in the prior-year fourth quarter.

-- For the fiscal year, earnings before nonrecurring items were $1.71 per share versus $1.64 per share in the prior year.

-- The company incurred, in the Publishing Group, a fourth quarter charge of 12 cents per share for circulation initiatives, Internet and e-commerce activities and development of its consumer database.

-- Fourth quarter and fiscal year 2000 net earnings included a nonrecurring charge of 36 cents per share for the write-off of nondeductible intangibles, severance payments and other charges primarily related to the closing of certain magazine titles announced on March 8.

-- Net earnings for fiscal 1999 included a gain of 3 cents per share from the first quarter sale of the net assets of the Better Homes and Gardens Real Estate Service.















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
Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                        Three Months          Twelve Months
                                        Ended June 30         Ended June 30
                                     -------------------   -------------------
                                       2000       1999        2000       1999
------------------------------------------------------------------------------
(In thousands except per share)
Revenues:
  Advertising                        $170,918   $161,721   $658,049   $613,400
  Circulation                          67,552     68,603    275,642    273,621
  All other                            45,219     39,916    163,474    149,101
                                     --------   --------  ---------  ---------
Total revenues                        283,689    270,240  1,097,165  1,036,122
                                     --------   --------  ---------  ---------
Operating costs and expenses:
  Production, distribution and edit   115,909    111,519    453,684    427,556
  Selling, general & administrative   110,099     99,414    406,699    393,396
  Depreciation and amortization        13,328     13,158     52,349     44,083
  Nonrecurring items *                 23,096         --     23,096         --
                                     --------   --------   --------   --------
Total operating costs and expenses    262,432    224,091    935,828    865,035
                                     --------   --------   --------   --------
Income from operations                 21,257     46,149    161,337    171,087

  Gain from disposition *                  --         --         --      2,375
  Interest income                         359        163      1,195        710
  Interest expense                     (8,240)    (8,983)   (34,946)   (21,997)
                                     --------   --------   --------   --------
Earnings before income taxes           13,376     37,329    127,586    152,175
  Income taxes                         10,644     13,993     56,556     62,518
                                     --------   --------   --------   --------
Net earnings                         $  2,732   $ 23,336   $ 71,030   $ 89,657
                                     ========   ========   ========   ========


Basic earnings per share             $   0.06   $   0.45   $   1.38   $   1.72
                                     ========   ========   ========   ========
Basic average shares outstanding       50,606     51,871     51,313     52,188
                                     ========   ========   ========   ========
Diluted earnings per share           $   0.06   $   0.44   $   1.35   $   1.67
                                     ========   ========   ========   ========
Diluted average shares outstanding     51,801     53,404     52,774     53,761
                                     ========   ========   ========   ========
Dividends paid per share             $  0.080   $  0.075   $  0.310   $  0.290
                                     ========   ========   ========   ========


* Note: Nonrecurring items in fiscal 2000 included a charge of $23.1 million ($19.1 million after tax), or 36 cents per share, for the write-down of nondeductible intangibles, severance payments and other charges primarily related to the closing of certain magazine titles announced on March 8, 2000. The nonrecurring item in fiscal 1999 was a post-tax gain of $1.4 million, or 3 cents per share, from the sale of the net assets of the Better Homes and Gardens Real Estate Service.

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)
                                        Three Months          Twelve Months
                                        Ended June 30         Ended June 30
                                     -------------------   -------------------
                                       2000       1999        2000       1999
------------------------------------------------------------------------------
(In thousands)
Revenues
  Publishing                         $210,837   $198,286   $817,715   $774,031
  Broadcasting                         72,852     71,954    279,450    262,091
                                     --------   --------  ---------  ---------
  Total revenues                     $283,689   $270,240 $1,097,165 $1,036,122
                                     ========   ========  =========  =========
Operating Profit
  Publishing                         $ 31,296   $ 30,980   $139,905   $119,581
  Broadcasting                         16,887     18,644     59,594     72,347
  Unallocated corporate expense        (3,830)    (3,475)   (15,066)   (20,841)
                                     --------   --------   --------   --------
  Segment operating profit           $ 44,353   $ 46,149   $184,433   $171,087
  Nonrecurring items *                (23,096)        --    (23,096)        --
                                     --------   --------   --------   --------
  Income from operations               21,257     46,149    161,337    171,087

  Gain from disposition *                  --         --         --      2,375
  Interest income                         359        163      1,195        710
  Interest expense                     (8,240)    (8,983)   (34,946)   (21,997)
                                     --------   --------   --------   --------
  Earnings before income taxes         13,376     37,329    127,586    152,175

  Income taxes                         10,644     13,993     56,556     62,518
                                     --------   --------   --------   --------
  Net earnings                       $  2,732   $ 23,336   $ 71,030   $ 89,657
                                     ========   ========   ========   ========

Depreciation & Amortization
  Publishing                         $  2,929   $  2,848   $ 11,586   $ 11,368
  Broadcasting                          9,929      9,775     38,713     30,735
  Unallocated corporate                   470        535      2,050      1,980
                                     --------   --------   --------   --------
  Total depreciation & amortization  $ 13,328   $ 13,158   $ 52,349   $ 44,083
                                     ========   ========   ========   ========

EBITDA
  Publishing                         $ 34,225   $ 33,828   $151,491   $130,949
  Broadcasting                         26,816     28,419     98,307    103,082
  Unallocated corporate                (3,360)    (2,940)   (13,016)   (18,861)
                                     --------   --------   --------   --------
 Total EBITDA                        $ 57,681   $ 59,307   $236,782   $215,170
                                     ========   ========   ========   ========

* Note: Nonrecurring items in fiscal 2000 included a charge of $23.1 million ($19.1 million after tax), or 36 cents per share, for the write-down of nondeductible intangibles, severance payments and other charges primarily related to the closing of certain magazine titles announced on March 8, 2000. The nonrecurring item in fiscal 1999 was a post-tax gain of $1.4 million, or 3 cents per share, from the sale of the net assets of the Better Homes and Gardens Real Estate Service.
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